EXHIBIT 23.1





                   CONSENT OF KPMG PEAT MARWICK LLP





The Board of Trustees
AMLI Residential Properties Trust:


We consent to incorporation by reference in the registration statements (Nos. 333-8819, 33-89508 and 33-93120) on Form S-3 and the registration statements (Nos. 333-8813 and 333-8815) on Form S-8 of AMLI Residential Properties Trust of our report dated February 28, 1997, relating to the consolidated balance sheets of AMLI Residential Properties Trust as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, and the related schedule, which report appears in the December 31, 1996 annual report on Form 10-K of AMLI Residential Properties Trust.








                              KPMG PEAT MARWICK LLP



Chicago, Illinois
March 19, 1997